Exhibit 99.1

February 20, 2013	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Schedules 2013 Annual Meeting of Shareholders;
Sets Record Date

TULSA, Okla. – Feb. 20, 2013 – ONEOK, Inc. (NYSE: OKE) will hold its 2013 annual meeting of shareholders on May 22, 2013, at 9 a.m. Central Daylight Time. The meeting also will be audio webcast on ONEOK’s website, www.oneok.com.

The record date for determining shareholders entitled to receive notice of the meeting and to vote is March 25, 2013.

What:    ONEOK, Inc. 2013 Annual Meeting of Shareholders

When:    9 a.m. CDT, May 22, 2013

Where:    ONEOK Plaza, 100 West 5th Street, Tulsa, Okla.

How:    Log on to the Web at www.oneok.com

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company. We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

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